EXHIBIT 10.7.2

                           AMENDMENT TO LOAN AGREEMENT

     THIS AMENDMENT TO LOAN AGREEMENT, (this "Amendment") is made as of the 29th day of September, 1996, among QUAD SYSTEMS CORPORATION ("Quad"), a Delaware corporation, HITECH FINANCE COMPANY ("HiTech"), a Delaware corporation, TRIMARK INVESTMENT CORP. ("TriMark"), a Delaware corporation, and QUAD LEASING CORP. ("Leasing"), a Delaware corporation (Quad, HiTech, TriMark and Leasing are each hereinafter referred to as a "Borrower" and collectively as the "Borrowers"), SUMMIT BANK (formerly known as United Jersey Bank) ("Summit"), a banking corporation of the State of New Jersey, CORESTATES BANK, N.A. ("CoreStates"), a national banking association (CoreStates and Summit shall be referred to individually herein as a "Bank" and collectively as the "Banks"), and Summit, as agent for the Bank (Summit, in its capacity as agent for the Banks shall be referred to herein as the "Agent").

                                   BACKGROUND

     A. The Banks, the Agent and the Borrowers executed a Loan Agreement dated as of December 4, 1995 (the "Original Loan Agreement"), pursuant to which the Banks made available to the Borrowers a revolving credit facility in the maximum principal amount of Eight Million Dollars ($8,000,000.00) (the "Revolving Credit").

     B. The Revolving Credit is evidenced by two Revolving Credit Notes each in the face amount of Four Million Dollars ($4,000,000.00) (the "Note"). The Original Loan Agreement as amended herein and from time to time hereafter shall be referred to herein as the "Loan Agreement."

     C. The Banks and the Agent presently hold the Loan Agreement, the Notes and the other Loan Documents (as such term is defined in the Loan Agreement) and is legally entitled to enforce collection of the indebtedness evidenced thereby in accordance with the terms thereof.

     D. The Borrowers have asked that the Banks and the Agent make Loans in certain foreign currencies and otherwise amend the Loan Agreement. Subject to the terms and conditions set forth herein, the Banks and the Agent have agreed to amend the Original Loan Agreement as set forth herein.

     E. All terms capitalized but not defined herein shall have the meanings given to such terms in the Loan Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and


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intending to be legally bound, the parties hereto agree as follows:

     1. The Borrowers, the Banks and the Agent agree to modify the terms and conditions of Borrowers' obligations to the Banks and the Agent and the obligations of each Bank to the Borrowers under the Loan Agreement in accordance with the terms and conditions set forth herein. The parties hereto agree that all the terms and conditions of the Loan Agreement shall continue unchanged and remain in full force and effect except as amended herein as follows

          a. The following definitions in Section 1.1 of the Loan Agreement are hereby amended to read as follows:

         "LIBO Interest Period" means, for each LIBO Loan or Foreign Currency Loan, a period of time, beginning on an Effective Date, of one, two, three or six months in length (as such periods are commonly used), selected by a Borrower by telephone or in writing (and if by telephone, confirmed by such Borrower promptly thereafter in writing), during which the Interest Rate is the Adjusted LIBO Rate. If a LIBO Interest Period would otherwise end on a day that is not a Business Day, such LIBO Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such LIBO Interest Period shall end on the immediately preceding Business Day.

         "LIBO Loan" means any Loan denominated in Dollars to which the Adjusted LIBO Rate is applicable having the same LIBO Interest Period.

         "LIBO Rate" means, with respect to each Interest Period pertaining to a LIBO Loan or a Foreign Currency Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Agent equal to the quotient of either:

                  (a) in the case of a LIBO Loan, the rate of interest per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of London interbank offered rates set forth on the "LIBO" page of Telerate (or appropriate successor or, if Telerate or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) at approximately 11:00 a.m., London time, or

                  (b) in the case of a Foreign Currency Loan, the rate quoted by Telerate (for Loans denominated in Yen, Francs,

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          Deutsche Marks or Sterling) for deposits in the relevant Foreign
          Currency, two London Business Days prior to the beginning of such Interest Period at approximately 11:00 a.m., London time,

          in each case for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount equal to the amount of such Loan, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirement on the day which is two London Business Days prior to the beginning of such Interest Period.

          "Loan" means each advance under the Revolving Credit and shall refer to each Base rate Loan, LIBO Loan and Foreign Currency Loan.

          "London Business Day" means any Business Day on which dealings in the interbank market between banks may be carried on in London, England, in Camden, New Jersey, and in New York, New York, and, if in respect of a Foreign Currency Loan, at the place at which a Foreign Currency Loan is funded.

          b. Section 1.1 of the Loan Agreement is hereby amended to incorporate the following definitions which shall read as follows:

         "Foreign Currency" means Deutsche Marks, French Francs, Japanese Yen and Sterling.

         "Foreign Currency Loan" means any Loan denominated in the same Foreign Currency to which the Adjusted LIBO Rate is applicable having the same LIBO Interest Period.

          "Sterling" means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

          c. Section 2.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

               SECTION 2.1 The Commitments. Subject to the terms and conditions hereinafter provided, each Bank, for itself only, agrees to lend to the Borrowers, from time to time during the period from the date hereof to and including the Commitment Termination Date, such sums as the Borrowers may request provided that the aggregate outstanding principal amount thereof at any time shall not exceed the amount set forth opposite such Bank's name as follows (such respective amounts being the "Commitment" of each Bank):

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                                   Amount                    Percentage
                                   ------                    ----------
         UJB                    $4,000,000.00                    50%
         CoreStates             $4,000,000.00                    50%
                                -------------                   ---
                                $8,000,000.00                   100%

         Each Loan shall be from and of the Banks ratably according to their respective Commitments. Each Base Rate Loan shall be in an aggregate amount of at least $150,000.00. Each LIBO Loan shall be in an aggregate amount of at least $250,000.00, provided that, at all times while such LIBO Loan is outstanding there must also be outstanding a LIBO Loan in the principal amount of at least $1,000,000.00. Each Foreign Currency Loan shall be in an aggregate amount of at least the equivalent in the relevant Foreign Currency of $250,000.00. The Borrowers may borrow, repay and reborrow under this Section 2.1 until the Commitment Termination Date subject to the terms and conditions of this Agreement; provided that the sum of (i) the total outstanding principal under the Revolving Credit (including the Dollar equivalent of any Foreign Currency Loans) plus (ii) the aggregate face amount of all Letters of Credit outstanding, plus (iii) the unreimbursed amount of any draws under Letters of Credit previously outstanding (such sum is hereinafter referred to as the "Total Outstanding Credit") shall not at any time exceed Eight Million Dollars ($8,000,000.00). If the Total Outstanding Credit at any time exceeds Eight Million Dollars ($8,000,000.00), the Borrowers shall repay no later than 24 hours after notice from the Agent, the amount of the excess. The Borrowers shall use the Loans for the purposes set forth in the Background Section hereof.

          d. Section 2.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  SECTION 2.2 Making the Loans. The Borrowers shall notify the Agent by telephone no later than 11:00 A.M. the day of the requested borrowing of each proposed Base Rate Loan, specifying the date and amount of the proposed Base Rate Loan. The Agent in turn shall promptly notify each other Bank of the proposed Base Rate Loan. The Borrowers shall notify the Agent by telephone no later than 11:00 A.M. at least three London Business Days in advance of each proposed LIBO Loan, specifying the date and the amount of the proposed LIBO Loan and the length of the proposed LIBO Interest Period, and the Agent shall in turn notify each other Bank of the proposed LIBO Loan by 11:00 A.M. on the second London Business Day preceding the proposed LIBO Loan. The Borrowers shall notify the Agent by telephone no later than 11:00 A.M. at least three London Business Days in advance of each proposed Foreign Currency Loan, specifying

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          the date, the Foreign Currency in which the Loan is to be made, the amount of the proposed Foreign Currency Loan, the length of the proposed LIBO Interest Period, and the directions for making available the Foreign Currency Loan and the Agent shall in turn notify each other Bank of the proposed Foreign Currency Loan by 11:00 A.M. on the second London Business Day preceding the proposed Foreign Currency Loan. Such telephonic notice shall be made by an authorized officer of the Borrowers listed on Exhibit 2.2 hereto or in a written notice from the Borrowers submitted in accordance with Section 10.2. The Borrowers will confirm any telephonic notice of a proposed Loan the same day by facsimile copy. Each such notice (whether or not actually confirmed by facsimile copy) shall constitute a representation by the Borrowers that, at the time thereof and giving effect to the Loan requested thereby: (1) no Event of Default or Default has occurred hereunder;
          (2) the representations and warranties contained in this Agreement are reaffirmed and are correct as of the date of such notice; (3) the Total Outstanding Credit (including the Dollar equivalent of any Foreign Currency Loans) plus the requested Loan (including the Dollar equivalent of such Loan if it is a Foreign Currency Loan) will not exceed $8,000,000.00; and the conditions precedent for such Loan as set forth in Section 3.2 hereof have all been satisfied. Upon notice from the Agent of the proposed Loan, each Bank shall wire transfer to the Agent, at the Agent's office at 210 Main Street, Hackensack, New Jersey 07602, in immediately available funds, which funds shall be in Dollars, prior to 2:00 P.M. on the date of the proposed Loan, an amount equal to such Bank's Pro Rata Share of such Loan or, if the Loan is a Foreign Currency Loan, each bank shall wire transfer immediately available funds of the Foreign Currency in accordance with the Agent's instructions. Upon receipt of such funds by the Agent and upon the Agent's determination that the applicable conditions set forth in Article III hereof have been fulfilled, the Agent will make such funds available to the Borrowers by depositing the amount thereof into an operating account which the Borrowers shall maintain with the Agent while the Loans are outstanding (the "Operating Account") or, in the case of a Foreign Currency Loan, will make such funds available in accordance with the Borrower's directions for such Loan. The Borrowers agree to hold the Agent harmless from any liability for any loss resulting from the Agent's reliance on any writing, facsimile copy or telephonic notice purportedly made by an authorized officer of the Borrowers, provided that the Agent has acted in good faith in doing so. The Agent may assume that telephonic notice of a request for a Loan is from an authorized officer of the Borrowers, absent manifest error. The Agent shall

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          have no obligation to make funds available to the Borrowers in excess of amounts received by it from the Banks, provided that if one or more Banks fail to make available to the Agent such Bank's Pro Rata Share of a Loan and the Agent elects to advance the full amount of the Loan requested by the Borrowers, the Borrowers shall be obligated to repay to the Agent for the Agent's account the amount, with interest, so advanced by the Agent and not advanced by the Bank(s) in amounts and at the times the Borrowers otherwise would be obligated to repay such Loan. Unless the Agent receives notice from a Bank prior to the date such Bank's Pro Rata Share of any Loan is to be made that such Bank does not intend to make its Pro Rata Share of such Loan available to the Agent, the Agent may (but shall not be obligated to) assume that such Bank has made such proceeds available to the Agent on such date, and the Agent, in reliance upon such assumption, may (but shall not be obligated to) make available to the Borrowers a corresponding amount. If such corresponding amount is not, in fact, made available to the Agent by such Bank on the date the Loan is made, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount immediately upon demand, from the Borrower) together with interest thereon at a rate per annum equal to the Interest Rate applicable to the Loan for each day during the period between the date that the Agent advances the Loan and the date on which the Bank makes its Pro Rata Share of the Loan available to the Agent.

          e. Section 2.6 of the Loan Agreement is hereby amended to incorporate subsection (E) and (F) which shall read as follows:

               (E) Foreign Currency Loans. The Borrowers shall pay to the Agent for the account of each Bank interest in arrears on the unpaid principal amount of each Foreign Currency Loan on the last day of the applicable LIBO Interest Period.

               (F) Limitation on Foreign Currency Loans. The Borrowers shall not have more than 3 Foreign Currency Loans outstanding at any one time.

          f. Section 2.8 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  SECTION 2.8 Payments. (A) The Borrowers hereby authorize the Agent to charge directly any account, maintained by the Borrowers for any payments of principal of the Base Rate Loans or LIBO Loans, interest and any other amounts owing under any Loan Document, as and

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         when due. The Agent agrees to notify the Borrowers after any such charge, provided however that, the failure of the Agent to so notify the Borrowers shall not relieve the Borrowers' obligation to make any and all payments due hereunder as and when such payments are due. In the event that the Borrowers maintain insufficient funds in such account(s) to meet the Borrowers' obligations hereunder when due, the Borrowers will make all payments of principal of the Loans, excluding any Foreign Currency Loans, all payments of interest on the Loans, excluding interest on Foreign Currency Loans, and any other amounts owing under this Agreement and/or under any of the Loan Documents to the Agent, for the account of the Agent and/or the Banks as appropriate not later than 1:00 P.M. on the applicable due date, in immediately available funds and in Dollars.

               (B) Each payment under this Agreement on account of a Foreign Currency Loan shall be made in immediately available funds, in the Foreign Currency in which such Foreign Currency Loan is denominated, not later than 11:30 a.m., local time, on the day such payment is due, at the office of a correspondent bank designated by the Agent from time to time for receipt of payments in that Foreign Currency. The Agent will direct such correspondent to remit to each Bank, subject to collection, its ratable share of each such payment on the same day as received if received by the time specified in the preceding sentence, and otherwise on the next Business Day.

               (C) Prior to an Event of Default and the acceleration of the Loans as set forth in Section 8.1 hereof, and provided that the Borrowers have paid all amounts which come due on or prior to such applicable due date, the Agent will, by wire transfer (or other means mutually acceptable to the Agent and the Banks), immediately distribute to each Bank in immediately available funds such Bank's Pro Rata Share of the amounts in which such Bank has an interest, so received by the Agent.

               (D) After the occurrence of an Event of Default and the acceleration of the Loans as set forth in Section 8.1 hereof, or if the Borrowers shall have failed to pay all amounts which have come due on or prior to such applicable due date, the Agent shall apply all payments and collections received by it as follows: first, to all of the Agent's costs and expenses incurred in connection with the collection of such payments (including, without limitation, reasonable attorneys' fees and expenses) then due and outstanding; second, to interest on and principal of any amounts funded by the Agent in excess of its Pro Rata Share as contemplated by Section 2.2 hereof; third, to the accrued

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          and unpaid Fees (other than attorneys' fees and expenses already paid pursuant to "first" above); fourth, to all other amounts (other than principal or interest) which shall have come due hereunder and/or under any of the Loan Documents; fifth, to accrued and unpaid interest on the outstanding Loans or any Fees; sixth, to the principal amount of the outstanding Loans; and seventh, to the Letter of Credit Cash Collateral Account.

          g. Sections 2.14 and 2.15 of the Loan Agreement are hereby amended in their entirety to read as follows:

     SECTION 2.14 Special Provisions for LIBO Loans and Foreign Currency Loans.

          (A) Unavailability of Funds and Indeterminate Interest Rates. If on or before the date the Banks are to make any LIBO Loan or Foreign Currency Loan or on or before any Effective Date (1) the Agent determines in good faith that it is unable to obtain funds at the LIBO Rate for the elected Interest Period for any reason, including, but not limited to the unavailability of funds at such rate, any change in existing law, any new law, the length of such Interest Period, or otherwise or (2) the Agent determines in good faith that no adequate means exists to determine the LIBO Rate for such Interest Period, then the Agent shall so notify the Borrowers on or before the Effective Date and the Borrowers shall have one Business Day after notice to withdraw their request for a Loan, and if the Borrowers fail to so withdraw their request, then, at the Agent's option, the Borrowers shall be deemed to have requested a Loan at the Base Rate or shall be required to elect an Interest Period of a length for which the Agent may obtain funds at the rate the adjustment of which determines the LIBO Rate.

          (B) Changes Affecting Ability to Maintain Funds. If, during any Interest Period, any change in existing law, any new law, or any other factor beyond the control of any Bank prevents such Bank in its good faith determination from maintaining funds at the rate the adjustment of which determines the LIBO Rate for such Interest Period and requires such Bank to cease so maintaining funds actually so maintained prior to termination of such Interest Period, then on the date of such required cessation, the Borrowers shall be required to specify a different Interest Rate for such Interest Period or, in the alternative, to elect an Interest Period of a length for which all Banks may maintain funds at the rate the adjustment of which determines the LIBO Rate. In addition, within five days after the Agent notifies the Borrowers of such required conversion, the Borrowers shall reimburse each Bank (to the extent not

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     otherwise reimbursed pursuant to Section 2.10 hereof) for any loss or expense such Bank has certified in writing to the Borrowers and the Agent that such Bank has incurred as a result of any such required cessation.

          (C) Ineligible Interest Periods. If, on any date the Banks are to make a LIBO Loan or Foreign Currency Loan or on any Effective Date, the period of time from such date or such Effective Date to the Commitment Termination Date or final repayment date is less than an Interest Period which the Borrowers could otherwise elect, the Borrowers will elect a LIBO Loan or Foreign Currency Loan whose Interest Period will end on or before the Commitment Termination Date or the final repayment date, as necessary. If an appropriate Interest Period is not available, then the Loan shall be made at the Base Rate.

          (D) Certain Compensation. In the event that the Borrowers prepay any LIBO Loan prior to the expiration of its Interest Period, whether voluntarily or as required hereunder, the Borrowers shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (In the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

               (1) any payment, prepayment, conversion or renewal of a LIBO Loan made by such Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

               (2) any failure by the Borrowers to borrow, convert into or renew a LIBO Loan to be made, converted into or renewed by such Bank on the date specified therefor pursuant to a Borrower's prior election.

               Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment, conversion or renewal, or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such LIBO Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such LIBO Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such LIBO Loan provided for herein; over (ii) the amount of

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          interest (as reasonably determined by such Bank) such Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such Interest Period. A determination of any Bank as to the amounts payable pursuant to this Section 2.14(D) shall be conclusive absent manifest error.

          (E) Discretion of Banks as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank may fund or maintain its funding of all or any part of the Loans in any legal manner it chooses.

     SECTION 2.15 Availability of Rate Quotations. Notwithstanding anything herein to the contrary, if the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition used to calculate the LIBO Rate are not being provided in the relevant amounts, the relevant Foreign Currencies or for the relevant maturities for purposes of determining the rate of interest on a LIBO Loan or a Foreign Currency Loan as provided in this Agreement, then the Agent shall forthwith given notice thereof to the Banks and the Borrowers, whereupon until the Agent notifies the Banks and the Borrowers that the circumstances giving rise to such suspension no longer exist, (A) the obligation of the Banks to make LIBO Loans and/or Foreign Currency Loans shall be suspended; and (B) the Borrowers shall repay in full the then outstanding principal amount of each LIBO Loan or Foreign Currency Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan by remitting sufficient funds to the Agent or correspondent bank, as applicable, or, with respect to a LIBO Loan, by conversion to a Base Rate Loan.

     h. Section 2.16(B) of the Loan Agreement is hereby amended to read as follows:

          (B) Provided that the Borrowers have not given the Agent written instructions to the contrary, the Banks and the Agent shall apply any voluntary principal prepayment first, to repayment of the Base Rate Loans then outstanding, second, to repayment of any LIBO Loans or Foreign Currency Loans in such a manner as to minimize the Borrower's obligation to pay prepayment compensation under Section 2.14(D) and 2.19.

          i. The Loan Agreement is hereby amended to incorporate Section 2.19,
     2.20 and 2.21 which shall read as follows:



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     SECTION 2.19 Funding Loss and Currency Hedge Indemnification. (A) The
Borrowers shall pay to the Agent for the account of the Banks, upon the request of the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of the Banks) to compensate the Banks for any loss, cost, or expense (including, without limitation, costs or losses associated with prepaying or redeploying deposits (whether or not any Bank shall have actually funded a Foreign Currency Loan with corresponding deposits) and, in the case of Foreign Currency Loans, costs or losses associated with closing hedge transactions in respect of Foreign Currency Loans) incurred as a result of:

               (1) Any payment of a Foreign Currency Loan on a date other than the last day of the Interest Period pertaining to such Loan including, but not limited to, any such payment made in violation hereof or made as a result of any Event of Default occasioning a change in applicable interest rate and/or of acceleration by the Banks; or

               (2) Any failure by the Borrowers to borrow a Foreign Currency Loan on the date for borrowing specified in the relevant notice.

          (B) The Bank's determination of the amount so due, and a description of the calculation thereof, shall be set forth in the request for such amount or amounts; such determination and calculation shall be conclusive absent manifest error.

     SECTION 2.20 Currency Provisions. (A) An Advance may be denominated in a Foreign Currency only if the Agent is satisfied in its sole discretion that deposits in such currency for a period comparable to the relevant Interest Period and for an amount comparable to the amount of the Loan which shall be outstanding during such Interest Period will be available to the Banks in the normal course of business at the beginning of such Interest Period. If the Agent is not so satisfied, such Advance shall (unless the Borrower cancels a request pursuant to Section 2.14) be denominated in Dollars and accrue interest at the Base Rate for such Interest Period.

          (B) For purposes of the provisions of this Agreement, (1) the equivalent in Dollars of a Foreign Currency shall be determined by using the average spot rate quoted to the Agent or the commercial market rate of exchange, as determined by the Agent for the exchange of Dollars for the relevant Foreign Currency, in New York City at 9:00 a.m. New York City time two London Business Days


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     prior to the date on which such equivalent is to be determined and (2) the equivalent in a Foreign Currency of Dollars shall be determined by using the average spot rate quoted to the Agent or the commercial market rate of exchange, as determined by the Agent for the exchange of the relevant Foreign Currency for Dollars in New York City at 9:00 a.m. New York City time two London Business Days prior to the date on which such equivalent is to be determined.

          (C) The Agent's determination of each rate of exchange pursuant to this Agreement shall be conclusive in the absence of manifest error.

     SECTION 2.21 Judgment Currency. The currency in which each Loan made hereunder is denominated and the place of payment designated therefor is of the essence. The payment obligation of each Borrower hereunder in any designated currency and designated place of payment shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to the currency in which the Loan is denominated and transfer to the designated place of payment under normal banking procedures does not yield the amount owing hereunder at the designated place of payment. In the event that any payment by any Borrower, whether pursuant to a judgment or otherwise, upon such conversion and transfer does not result in payment of such amount in the currency in which such Loan is denominated at the designated place of payment, the appropriate Bank shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrowers for, the additional amount necessary to yield the amount of such currency owing hereunder.

          j. Section 5.8(A) of the Loan Agreement is hereby amended to read as follows:

               (A) As soon as available and in any event within sixty (60) days after the end of each quarter of each fiscal year of Quad, Consolidated and Consolidating balance sheets of Quad as of the end of such quarter, Consolidated and Consolidating statements of income and retained earnings of Quad for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, a Consolidated statement of cash flow of Quad for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective Consolidated and Consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently

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          applied and certified by the chief financial officer of Quad (subject to year-end adjustments);

          k. Section 7A.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

     SECTION 7A.1 Minimum Tangible Net Worth. Quad and its Domestic and Foreign Subsidiaries will maintain at all times a Consolidated Tangible Net Worth of not less than:

                  Period                              Amount
                  ------                              ------
         9/30/95 - 9/30/96                           $20 million
         10/1/96 - 9/30/97                           $23 million
         10/1/97 and thereafter                      $26 million.

          l. Section 7B.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

          SECTION 7B.1 Minimum Tangible Net Worth. Quad and its Domestic and Foreign Subsidiaries will maintain at all times (as tested quarterly) a Tangible Net Worth excluding investments in and receivables from non-Borrower Subsidiaries of not less than:

                  Period                              Amount
                  ------                              ------
         9/30/95 - 9/30/97                           $15 million
         10/1/97 and thereafter                      $16 million.

          m. Section 7B.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

          SECTION 7B.2 Minimum Working Capital. From and after September 30, 1996, the Borrowers will maintain at all times (as tested quarterly) Working Capital of not less than $14,000,000.00.

     2. This Amendment is an acknowledgement of the outstanding indebtedness presently owed by Borrowers, and reaffirmation by Borrowers to pay the indebtedness to the Banks in full according to the terms of the Loan Agreement.

     3. Each Borrower represents and warrants to the Agent and the Banks that:

          a. the representations and warranties of Borrowers contained in the Loan Agreement as amended hereby are true and correct as of the date hereof;

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

          b. the Borrowers are in compliance with the covenants contained in the Loan Documents as amended herein; and

          c. there is no Default or Event of Default under the Loan Agreement after giving effect to this Amendment.

     4. The obligation of the Agent and the Banks hereunder is conditioned upon satisfaction of the following conditions precedent:

          a. the Borrowers deliver to the Agent this Amendment duly executed by the Borrowers;

          b. the Borrowers deliver to the Agent all other amendment and modification documents requested by the Agent in connection herewith, including without limitation, certified copies of resolutions of each Borrower authorizing the execution of this Amendment and all modification documents to which the Borrowers are parties and all transactions contemplated herein and incumbency certificates of each Borrower; and

          c. the Borrowers pay to Lender all costs and out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs) of the Agent in connection with this Amendment, which includes, among other things, the preparation of this Amendment and expenses incurred in connection with the above.

     5. This Amendment contains all of the modifications to the Loan Agreement. No further modifications shall be deemed effective, unless in writing executed by both parties.

     6. This Amendment shall be binding upon the parties hereto, their successors and assigns.

     7. Except as expressly modified and amended herein, the Loan Agreement and all documents executed in connection with the Loan Agreement, will remain in full force and effect in accordance with their respective terms.

     8. Pursuant to Section 7A.2 of the Loan Agreement, the capital expenditures of Quad and its Domestic and Foreign Subsidiaries are not permitted to exceed $1,500,000.00 in any fiscal year. Quad and its Domestic and Foreign Subsidiaries had capital expenditures of $1,600,000.00 in the fiscal year ending September 29, 1996. The Banks hereby waive any Default arising from Quad's failure to comply with Section 7A.2 of the Loan Agreement in the fiscal year ending September 29, 1996. Except for the waiver set forth above, Section 7A.2 of the Loan Agreement shall remain in full force and effect.


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

     9. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Banks or the Agent under the Loan Agreement, nor constitute a waiver of any Event of Default or any provision of the Loan Agreement except as specifically set forth in Section 8 hereof.

     10. This within Amendment shall be construed and enforced in accordance with the laws of the State of New Jersey.



HITECH FINANCE COMPANY              QUAD SYSTEMS CORPORATION


By:____________________________     By:____________________________
   Dominique Badel                     Anthony R. Drury
   Vice President and Treasurer        Senior Vice President
                                       Finance and Chief Financial
                                       Officer

TRIMARK INVESTMENT CORP.            QUAD LEASING CORP.



By:____________________________    By:____________________________
   Dominique Badel                    Anthony R. Drury
   Vice President and Treasurer       President


SUMMIT BANK                         CORESTATES BANK, N.A.
(formerly known as United
Jersey Bank)


By:____________________________   By:____________________________
   Adrian M. Marquez                 William F. Dohmen
   Vice President                    Vice President



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